Exhibit 10.12

August 2, 2011

Mr. Phillip Villari

Dear Phil:

Thank you for your feedback to our original offer.  Based on that input, below is our revised offer to you:

1.                                      Base Salary — $287,500

2.                                      2011 Incentive — $20,000 payable in January 2012, provided you satisfactorily perform the job duties of CFO and are an active member of the management team.

3.                                      Future Incentives - To be determined.  We will target an incentive plan that will give you the potential to earn 20% — 30% of your base pay subject to DTLR achieving its financial goals.  The future incentive will be based on meeting certain objectives and tied to our EBITDA results.

4.                                      Paid family health coverage and participation in our other benefit plans (dental, 401k, etc.).

5.                                      Participation in our option plan.  We are currently working out the details.  Your potential share of the options could be up to 1.5% of the Common Stock of the company, based on performance goals.

6.                                      Reimburse you $1,500 per month for one year for relocation and housing costs.

7.                                      Three weeks paid vacation.

8.                                      Severance pay upon termination without cause — Six months of base pay if terminated during the first year.  Twelve months thereafter.

9.                                      We will commit to completing an employment agreement by December 31, 2011.

Once again, thank you for your interest in DTLR.  I look forward to your positive response and working with you as we successfully grow DTLR.

Take Care,

/s/ Glenn Gaynor	/s/ Phillip Villari
Glenn Gaynor